Exhibit 3.1

CERTIFICATE OF CORPORATE DOMESTICATION
OF VERSUS SYSTEMS INC.

The undersigned, presently a corporation organized and existing under the laws of British Columbia, Canada, for the purposes of domesticating under the Delaware General Corporation Law (the “DGCL”), does certify that:

1. Versus Systems Inc. (the “Corporation”) was formed under the laws of British Columbia by way of an amalgamation under the name McAdam Resources, Inc. in the Province of Ontario on December 1, 1988, a subsequent extra-provincial registration in British Columbia on February 2, 1989, and a continuation into British Columbia on January 2, 2007.

2. The name of the corporation immediately prior to the filing of this certificate of corporate domestication was Versus Systems Inc.

3. The name of the corporation as set forth in its certificate of incorporation filed or to be filed in accordance with the DGCL is Versus Systems Inc.

4. The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the corporation, or other equivalent thereto under applicable law immediately prior to the filing of this certificate of corporate domestication pursuant to the provisions of the DGCL is British Columbia, Canada.

5. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

6. All provisions of the plan of domestication have been approved in accordance with all applicable non-United States law, including any approval required under non-United States law for the authorization of the type of corporate action specified in the plan of domestication.

7. The effective time of this certificate of corporate domestication shall be December 18, 2024.

IN WITNESS WHEREOF, the corporation has caused this Certificate to be executed by its duly authorized incorporator on this 18th day of December, 2024.

VERSUS SYSTEMS INC.,
a British Columbia corporation

By:	/s/ Luis Goldner
Luis Goldner 2900-500 Burrard Street Vancouver BC V6C 0A3 Canada
Incorporator and Chief Executive Officer

CERTIFICATE OF INCORPORATION
OF
VERSUS SYSTEMS INC.

The undersigned incorporator of Versus Systems Inc. (the “Corporation”) hereby certifies that:

Article I

The name of this corporation is Versus Systems Inc.

Article II

The address of the Corporation’s registered office in the State of Delaware is Incorporating Services, Ltd., 3500 South DuPont Hwy., Dover, DE 19901, Kent County. The name of its registered agent at such address is Incorporating Services, Ltd.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

Article IV

A. Classes of Stock and Authorized Shares. The Corporation is authorized to issue Common Stock, par value $0.0001 per share (the “Common Stock”), and Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). The total number of shares which the Corporation is authorized to issue is three hundred million (300,000,000) shares, of which two hundred million (200,000,000) shares shall be Common Stock, and one hundred million (100,000,000) shares shall be Preferred Stock.

B. Rights, Preferences and Restrictions of Preferred Stock. The Board of Directors of the corporation is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to Section A of this Article IV, the Board is also expressly authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. Unless otherwise expressly provided in the certificate of designations in respect of any series of Preferred Stock, in case the number of shares of such series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. Rights of Common Stock. The relative powers, rights, qualifications, limitations and restrictions granted to or imposed on the shares of the Common Stock are as follows:

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2. Voting Rights. The holders of the Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (this “Certificate”) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate or the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3.  Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend or other rights of any then outstanding Preferred Stock and to the requirements of applicable law.

4.  Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.

Article V

In furtherance and not in limitation of the powers conferred upon it by the General Corporation Law, and subject to the terms of any series of Preferred Stock, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate, by the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon. Notwithstanding any other provisions of law, this Certificate or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article V.

Article VI

A. Authority of Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred by statute or by this Certificate or the Bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of authorized directors constituting the Board of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors.

C. Election.  Subject to the terms of any one or more series or classes of Preferred Stock, at each annual meeting of stockholders, each director shall be elected for a one-year term and each shall hold office until his or her term expires at the next annual meeting of stockholders and until his or her respective successor shall have been duly elected and qualified.

D. Removal; Vacancies. Any director may be removed from office by the stockholders of the Corporation only for cause by the affirmative vote of the holders of at least a majority of the outstanding voting power of the stockholders. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

Article VII

A.  Special Meetings. Special meetings of the stockholders may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors; (ii) the chairman of the Board of Directors; or (iii) the chief executive officer or president of the Corporation.

B.  Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for all “internal corporate claims.” “Internal corporate claims” means claims, including claims in the right of the Corporation, (a) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity, or (b) as to which Title 8 of the General Corporation Law confers jurisdiction upon the Court of Chancery, except for, as to each of (a) and (b) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article VII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VII (including each portion of any sentence of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Article VIII

A.  The Corporation shall indemnify (and advance expenses to) its directors, officers, employees and agents to the full extent permitted by the General Corporation Law, as amended from time to time.

B.  To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision, nor the adoption of any provision of this Certificate inconsistent with this Article VIII, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Article IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate or the Bylaws of the corporation and in addition to any affirmative vote of the holders of any particular class of stock of the corporation required by applicable law or by this Certificate, or the Bylaws of the corporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of the corporation, voting together as a single class, shall be required to amend, repeal, or adopt any provisions of this Certificate.

ARTICLE X

The name and mailing address of the incorporator are as follows:

Luis Goldner

2900-500 Burrard Street

Vancouver BC V6C 0A3

Canada

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IN WITNESS WHEREOF, I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 18th day of December, 2024.

/s/ Luis Goldner
Luis Goldner 2900-500 Burrard Street Vancouver BC V6C 0A3 Canada
Incorporator